Exhibit 10.5

TAX SHARING AGREEMENT

This Tax Sharing Agreement (the “Agreement”) is entered into as of February 25, 2010 by and among Coca-Cola Enterprises Inc., a Delaware corporation (“CCE”), International CCE, Inc., a Delaware corporation (“Splitco”), and The Coca-Cola Company, a Delaware corporation (“TCCC” and together with CCE and Splitco, each a “Party” and collectively, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Business Separation and Merger Agreement, dated as of February 25, 2010, between CCE, Splitco, TCCC and Cobalt Subsidiary LLC, a Delaware limited liability company (the “Merger Agreement”).

RECITALS

WHEREAS, CCE is the common parent corporation of an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, that has filed consolidated federal income Tax Returns;

WHEREAS, Splitco is a wholly-owned subsidiary of CCE;

WHEREAS, the Parties desire to (i) restructure CCE’s businesses so that all equity interests directly or indirectly owned by it in entities engaged in businesses other than the North American Business (the “Other CCE Businesses”) shall be owned, directly or indirectly, by Splitco, and (ii) convert all shares of CCE Common Stock, except for any such shares owned by TCCC or CCE, into shares of Splitco Common Stock and cash;

WHEREAS, the Parties intend that the conversion of shares of CCE Common Stock at the Effective Time pursuant to the Merger will qualify under Sections 355 and 361 of the Code (except as provided in Section 356(b) of the Code); and

WHEREAS, the Parties desire to set forth their rights and obligations with respect to Taxes due for periods before and after the Closing Date.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, each of CCE, Splitco and TCCC hereby agrees as follows:

ARTICLE I. DEFINITIONS

1.01 GENERAL. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Claim” shall have the meaning set forth in Section 4.02.

“Closing” and “Closing Date” shall have the meanings set forth in the Merger Agreement.

“TCCC” shall have the meaning set forth in the Preamble to this Agreement.

“TCCC Filed Tax Return” shall have the meaning set forth in Section 2.01(a).

“TCCC Tax Opinion” shall mean the written opinion (or opinions) of Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that the distribution of Enterprises KOC Acquisition Company (“Canadian Holdco”) to Bottling Holdings (International) Inc. (“BHI”) will qualify under Section 355 of the Code, the merger of

BHI with and into CCE (or with and into a limited liability company wholly owned by, and treated for United States federal income Tax purposes as an entity disregarded from, CCE) will qualify under Section 332 of the Code, the transfers to Splitco will qualify under Section 368(a)(1)(D) of the Code, and the conversion of shares of CCE Common Stock at the Effective Time will qualify under Sections 355 and 361 of the Code (except as provided in Section 356(b) of the Code).

“TCCC Taxes” shall have the meaning set forth in Section 2.03(a).

“CCE” shall have the meaning set forth in the Preamble to this Agreement.

“CCE Group” shall mean (i) CCE and each of its Subsidiaries immediately following the Effective Time and (ii) each Person that becomes a Subsidiary of CCE after the Effective Time.

“CCE Tax Benefits” shall mean the aggregate of (i) 35% of CCE’s and each of its Subsidiaries’ United States federal income tax net operating loss carryovers, and charitable contribution carryovers, and (ii) CCE’s and each of its Subsidiaries’ United States federal income tax carryovers of alternative minimum tax credits, foreign tax credits, general business credits, and jobs credits, in each case determined as of immediately following the end of the Closing Date (taking into account any increase or reduction in such CCE Tax Benefits pursuant to a Final Determination); provided, however, that with respect to any taxable period not ending at the end of the Closing Date, the CCE Tax Benefits shall be calculated as if such taxable period ended at the end of the Closing Date.

“CCE Tax Opinion” shall mean the written opinion (or opinions) of Cahill Gordon & Reindel LLP, to the effect that the distribution of Canadian Holdco to BHI will qualify under Section 355 of the Code, the merger of BHI with and into CCE (or with and into a limited liability company wholly owned by, and treated for United States federal income Tax purposes as an entity disregarded from, CCE) will qualify under Section 332 of the Code, the transfers to Splitco will qualify under Section 368(a)(1)(D) of the Code, and the conversion of shares of CCE Common Stock at the Effective Time will qualify under Sections 355 and 361 of the Code (except as provided in Section 356(b) of the Code).

“Dispute” shall have the meaning set forth in Section 8.01.

“Employee Benefit Tax Item” shall have the meaning set forth in Section 2.03(d).

“Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state or local Tax Law or any other event (including the execution of a Form 870-AD or any other form having substantially the same effect for purposes of any Tax Law) that finally and conclusively establishes the amount of any liability for Tax.

“Indemnified Party” shall have the meaning set forth in Section 4.02.

“Indemnifying Party” shall have the meaning set forth in Section 4.02.

“Merger Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Parties” shall have the meaning set forth in the Preamble to this Agreement.

“Post-Closing Period” shall mean any taxable year or other taxable period beginning after the Closing Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Closing Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Closing Date.

“Pre-Closing Period” shall mean any taxable year or other taxable period that ends on or before the Closing Date and, in the case of any taxable year or other taxable period that begins on or before and ends after the Closing Date, that part of the taxable year or other taxable period through the close of the Closing Date.

“Private Letter Ruling” shall have the meaning set forth in Section 3.01(a).

“Prohibited Acts” shall have the meaning set forth in Section 3.02.

“Proposed Acquisition Transaction” means a transaction or series of related transactions (or any agreement, understanding, arrangement or substantial negotiations, within the meaning of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, to enter into a transaction or series of related transactions), as a result of which Splitco or CCE, which for purposes of this definition shall be referred to as the “relevant corporation” (or any successor thereto) would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise) any amount of stock of the relevant corporation, that would, when combined with any other changes in ownership of the stock of the relevant corporation pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise more than forty percent (40%) of the value of all outstanding stock of the relevant corporation as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. For purposes of determining whether a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock (including any redemption of equity of the relevant corporation pursuant to the exception in Section 3.02(iii)) shall be treated as an indirect acquisition of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith; provided, however, that this definition shall not be interpreted in any way that will prevent or limit any issuance, disposition, redemption or other transaction with respect to TCCC stock.

“Ruling Request” shall mean the request for the Private Letter Ruling to be submitted to the Internal Revenue Service, including the exhibits attached thereto, and all related supplements.

“Separation Transactions” shall have the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, the transactions described in Paragraph 9 of Schedule A of the Merger Agreement are Separation Transactions.

“Splitco” shall have the meaning set forth in the Preamble to this Agreement.

“Splitco Filed Tax Return” shall have the meaning set forth in Section 2.01(b).

“Splitco Group” shall mean (i) Splitco and each of its Subsidiaries immediately following the Effective Time and (ii) each Person that becomes a Subsidiary of Splitco after the Effective Time.

“Splitco Taxes” shall have the meaning set forth in Section 2.03(b).

“Straddle Period” shall mean any taxable year or other taxable period that begins on or before and ends after the Closing Date.

“Tax Arbitrator” shall have the meaning set forth in Section 8.01.

“Tax Benefit” shall mean the Tax effect of any item of loss, deduction or credit or any other item that decreases Taxes paid or payable.

“Tax Certificates” shall mean certificates of officers of TCCC, CCE and Splitco, provided to Skadden, Arps, Slate, Meagher & Flom LLP and Cahill Gordon & Reindel LLP in connection with the Tax Opinions.

“Tax Contest” shall have the meaning set forth in Section 5.01.

“Tax Information Packages” shall mean any information required in order to prepare and file any Tax Return.

“Tax Materials” shall mean (A) the Private Letter Ruling, (B) the Tax Opinions, (C) the Ruling Request, (D) the Tax Certificates and (E) any other materials delivered or deliverable in connection with the issuance of the Private Letter Ruling or the rendering of the Tax Opinions.

“Tax Opinions” shall mean the TCCC Tax Opinion and the CCE Tax Opinion.

“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Governmental Entity, or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Entity, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxing Authority” shall mean any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

1.02 INTERPRETATION. For all purposes of this Agreement: (i) the terms defined in this Agreement include the plural as well as the singular; (ii) all references in this Agreement to “Preamble”, “Recitals”, “Articles”, “Sections” and other subdivisions are to the designated preamble, recitals, articles, sections and other subdivisions of the body of this Agreement; (iii) pronouns of either gender or neuter include, as appropriate, the other pronoun forms; (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (v) “or” is not exclusive; (vi) “including” shall be deemed to be followed by “but not limited to”; and (vii) any definition of or reference to any statute shall be construed as referring also to any rules and regulations promulgated thereunder.

ARTICLE II. TAX RETURNS AND TAX PAYMENTS

2.01 OBLIGATIONS TO FILE TAX RETURNS.

(a) TCCC shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return filed after the Closing Date for any Post-Closing Period or Straddle Period that includes any member of the CCE Group (each, a “TCCC Filed Tax Return”); provided, however, that, except as otherwise required by Law, (w) all TCCC Filed Tax Returns shall be prepared on a basis that is consistent with the Tax Materials and, with respect to TCCC Filed Tax Returns for Straddle Periods, except as provided in Section 3.03, consistent with past practices of CCE, (x) Splitco shall prepare and deliver to TCCC in a manner consistent with past practices of CCE and its Subsidiaries, except as provided in Section 3.03, pro forma Tax Returns and Tax Information Packages with respect to each member of the Splitco Group or portion of the Other CCE Businesses included in, or reflected on, a TCCC Filed Tax Return, no later than ninety (90) days before the due date for the filing of the relevant Tax Return (including any valid extensions), (y) TCCC shall provide to Splitco no later than thirty (30) days in advance of the due date for the filing thereof (including any valid extensions), and Splitco shall have a reasonable opportunity to review and comment on, any such TCCC Filed Tax Return (or the relevant portion thereof) to the extent that (I) such TCCC Filed Tax Return includes any member of the Splitco Group, or (II) Splitco is responsible for any portion of the Taxes reported on such TCCC Filed Tax Return, and (z) TCCC shall not take any position on any TCCC Filed Tax Return that includes any member of the Splitco Group that (I) would reasonably be expected to result in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or any comparable provision of state, local or foreign Tax Law, (II) would reasonably be expected to result in penalties under any applicable Tax Law, or (III) would reasonably be expected to require disclosure under Section 6664 of the Code or any comparable provision of state, local or foreign Tax Law in order to avoid penalties, all without Splitco’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Except as otherwise provided herein (including as provided in Sections 5.03 and 5.04), TCCC shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, Taxes in respect of a TCCC Filed Tax Return for which TCCC bears responsibility hereunder.

(b) Splitco shall have the sole and exclusive responsibility for the preparation and filing of (i) each Tax Return that is required to be filed after the Closing Date that includes (A) any member of the Splitco Group, or (B) any assets or operations of the Other CCE Businesses, that, in each case, is not a TCCC Filed Tax Return and (ii) Tax Returns required to be filed for any Pre-Closing Period that is not a Straddle Period that include any member of the CCE Group (each, a “Splitco Filed Tax Return”); provided, however, that, except as otherwise required by Law, (w) all Splitco Filed Tax Returns shall be prepared on a basis that is consistent with the Tax Materials and, with respect to Splitco Filed Tax Returns for Pre-Closing Periods and Straddle Periods, except as provided in Section 3.03, consistent with past practices of CCE, (x) TCCC shall prepare and deliver to Splitco in a manner consistent with past practices of CCE and its Subsidiaries, except as provided in Section 3.03, pro forma Tax Returns and Tax Information Packages with respect to each member of the CCE Group or portion of the North American Business included in, or reflected on, a Splitco Filed Tax Return, no later than ninety (90) days before the due date for the filing of the relevant Tax Return (including any valid extensions), (y) Splitco shall provide to TCCC no later than thirty (30) days in advance of the due date for the filing thereof (including any valid extensions), and TCCC shall have a reasonable opportunity to review and comment on, any such Splitco Filed Tax Return (or the relevant portion thereof) to the extent that (I) such Splitco Filed Tax Return includes any member of the CCE Group, or (II) TCCC is responsible for any portion of the Taxes reported on such Splitco Filed Tax Return, and (z) Splitco shall not take any position on any Splitco Filed Tax Return that includes any member of the CCE Group that (I) would reasonably be expected to result in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or any comparable provision of state, local or foreign Tax Law, (II) would reasonably be expected to result in penalties under any applicable Tax Law, or (III) would reasonably be expected to require disclosure under Section 6664 of the Code or any comparable provision of state, local or foreign Tax Law in order to avoid penalties, all without TCCC’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Except as otherwise provided herein (including as provided in Sections 5.02 and 5.04), Splitco shall have the exclusive right to file, prosecute, compromise or settle any claim for, or refund of, taxes in respect of a Splitco Filed Tax Return for which Splitco bears responsibility hereunder.

2.02 OBLIGATION TO REMIT TAXES. Subject to Section 2.01 and subject to the ultimate division of responsibility for Taxes set out in Section 2.03, the CCE Group and the Splitco Group shall each remit or cause to be remitted to the applicable Governmental Entity in a timely manner any Taxes due in respect of any Tax Return that such Party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Party or a member of such Party’s group to any Governmental Entity). In the case of any TCCC Filed Tax Return or Splitco Filed Tax Return, for which the Party not required to file such Tax Return is obligated under this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Party filing such Tax Return shall notify the other Party, in writing, of its obligation to pay such Taxes and the Party receiving such notice shall pay such amount to the Party filing such Tax Return in accordance with the notice and payment provisions contained in ARTICLE IV.

2.03 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS.

(a) Except as provided in Section 4.01, TCCC and the members of the CCE Group shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) (i) all Taxes for any Post-Closing Period attributable to any member of the CCE Group or the North American Business, other than (A) Taxes arising as a result of the Separation Transactions (including the Merger), or any transaction incidental thereto entered into for the purpose of effecting the Separation Transactions, as mutually agreed by the Parties, except to the extent such Taxes are described in clause (ii) or arise as a result of any breach of any covenant or any other obligation contained in the Tax Materials or this Agreement or the Merger Agreement by TCCC or any of its Subsidiaries or, following the Effective Time, any member of the CCE Group, and (ii) 50% of any Taxes arising as a result of the Merger not qualifying under Section 355 of the Code, to the extent such Taxes do not arise as a result of any breach of any covenant or any other obligation contained in the Tax Materials or this Agreement by TCCC, Splitco or any of their Subsidiaries (collectively, the “TCCC Taxes”).

(b) Except as provided in Section 4.01, Splitco and the members of the Splitco Group shall be responsible for the payment of (and shall be entitled to any refund of, whether received in cash or applied against future Tax obligations) (i) all Taxes attributable to any member of the Splitco Group or the Other CCE Businesses, (ii) all Taxes for any Pre-Closing Period attributable to any member of the CCE Group or the North American Business, (iii) 50% of any Taxes arising as a result of the Merger not qualifying under Section 355 of the Code, to the extent such Taxes do no arise as a result of any breach of any covenant or any other obligation contained in the Tax Materials or this Agreement by TCCC, Splitco or any of their Subsidiaries, and (iv) the Taxes described in Section 2.03(a)(i)(A) (collectively, the “Splitco Taxes”).

(c) In order to apportion appropriately any Taxes relating to a tax period that would otherwise be a Straddle Period between the portion of such period ending as of the end of the Closing Date and the portion of such period beginning after the Closing Date, the Parties shall, to the extent permitted under applicable Law, elect with the relevant Governmental Entity to treat for all Tax purposes the Closing Date as the last day of a taxable year (in which case such period will not be a Straddle Period). In the case of any Taxes for a Straddle Period for which such election to close the taxable year is not permitted, the portion of such Taxes that is allocable to the portion of the Straddle Period ending as of the end of the Closing Date shall be: (i) in the case of ad valorem or similar Taxes that are imposed on a periodic basis, an amount equal to the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in (i) (such as Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible)), deemed equal to the amount that would be payable if the Taxable Year ended on and included the Closing Date. Any income, deductions, gains or losses recognized on transactions not in the ordinary course of business on or prior to the Effective Time will be allocated to the Pre-Closing Period, and any income, deductions, gains or losses recognized on any transactions not in the ordinary course of business after the Effective Time (including after the Effective Time but on the Closing Date) will be allocated to the Post-Closing Period.

(d) Notwithstanding anything else to the contrary contained herein, in the Merger Agreement or in any Ancillary Agreement, the Parties agree to allocate the Tax Benefits resulting from the employee benefit items set forth on Schedule 2.03(d) (“Employee Benefit Tax Items”) in accordance therewith. Unless and until there has been a Final Determination to the contrary or a change in Law as a result of which there is not substantial authority in support of such allocation, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with the allocation of Employee Benefit Tax Items between the CCE Group and the Splitco Group as set forth in this Section 2.03(d). To the extent that the Party entitled under applicable Law to an Employee Benefit Tax Item is determined, pursuant to a Final Determination or a change in Law as a result of which there is not substantial authority in support of the agreed allocation as provided in Schedule 2.03(d), to be other than the Party entitled to such Employee Benefit Tax Item under Schedule 2.03(d), the Party entitled to such Employee Benefit Tax Item under applicable Law shall pay the other Party the amount of any Tax Benefit actually realized with respect to such Employee Benefit Tax Item within thirty (30) days following the filing date of a Tax Return which reflects the realization of such Tax Benefit item.

(e) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations in this Agreement, (i) any and all prior Tax sharing or allocation agreements or practices between any member of the CCE Group, on one hand, and any member of the Splitco Group, on the other hand, shall be terminated as of or before the Effective Time, and no member of one group shall have any continuing rights or obligations thereunder with respect to any member of the other group and (ii) any and all powers of attorney with respect to any member of the CCE Group shall be terminated as of or before the Effective Time, and no member of the CCE Group shall have any continuing obligations thereunder.

2.04 AMENDED RETURNS.

(a) Splitco shall not, and shall not permit any member of the Splitco Group, to file any amended Tax Return that includes any member of the CCE Group or any of the assets or operations of the North American Business for any taxable period without the consent of TCCC, not to be unreasonably withheld, conditioned or delayed; provided, however, that notwithstanding anything herein to the contrary, Splitco and all members of the Splitco

Group shall be permitted to file any amended Tax Return required to be filed for purposes of implementing the actions permitted under Paragraph I(B) of Schedule 3.03 or in order to reduce, eliminate or offset any additional income or Taxes resulting from such permitted actions. TCCC shall provide a response to a request for such consent from Splitco within fifteen (15) Business Days following the receipt of such request. Receipt of consent by Splitco or a member of the Splitco Group from TCCC under the provisions of this Section 2.04(a) shall not limit or modify Splitco’s continuing indemnification obligation under Section 4.01(b).

(b) TCCC shall not, and shall not permit any member of the CCE Group, to file any amended Tax Return that includes (i) any member of the Splitco Group or any of the assets or operations of the Other CCE Businesses for any taxable period or (ii) any member of the CCE Group or any of the assets or operations of the North American Business for any Pre-Closing Period or any Straddle Period, in each case without the consent of Splitco, not to be unreasonably withheld, conditioned or delayed. Splitco shall provide a response to a request for such consent from TCCC within fifteen (15) Business Days following the receipt of such request. Receipt of consent by TCCC or a member of the CCE Group from Splitco under the provisions of this Section 2.04(b) shall not limit or modify CCE’s continuing indemnification obligation under Section 4.01(a).

2.05 TRANSFER TAXES. Notwithstanding anything contained in this Agreement to the contrary, all documentary, sales, use, registration, value added, transfer, stamp and similar Taxes incurred in connection with the transactions described in the first sentence of Paragraph 3, and in Paragraph 9 of Schedule A of the Merger Agreement (collectively, “Transfer Taxes”) shall be borne 50% by TCCC and its subsidiaries following the Effective Time and 50% by Splitco and its subsidiaries following the Effective Time. The Party required by Law to file any Tax Returns with respect to any such Transfer Taxes shall prepare and file such Tax Returns and pay such Transfer Taxes to the appropriate Taxing Authority. TCCC (or any of its Subsidiaries following the Effective Time) shall pay by wire transfer to Splitco and Splitco (or any of its Subsidiaries following the Effective Time) shall pay by wire transfer to TCCC the payor’s share of the Transfer Taxes which are payable with Tax Returns to be filed by the other Party (or any of its Subsidiaries following the Effective Time) at least three days prior to the due date for the payment of such Transfer Taxes.

ARTICLE III. REPRESENTATIONS AND COVENANTS

3.01 PRIVATE LETTER RULING AND TAX OPINIONS.

(a) The Parties shall, and shall cause their Subsidiaries to, use their reasonable best efforts to obtain a private letter ruling from the Internal Revenue Service, in form and substance satisfactory to TCCC, CCE and Splitco, to the effect, among other things, that the distribution of Canadian Holdco to BHI will qualify under Section 355 of the Code, the merger of BHI with and into CCE (or with and into a limited liability company wholly owned by, and treated for United States federal income Tax purposes as an entity disregarded from, CCE) will qualify under Section 332 of the Code, the transfers to Splitco will qualify under Section 368(a)(1)(D) of the Code, and the conversion of shares of CCE Common Stock at the Effective Time pursuant to the Merger will qualify under Sections 355 and 361of the Code (except as provided in Section 356(b) of the Code) (the “Private Letter Ruling”), as soon as practicable after the date of this Agreement. The Parties shall cooperate in good faith in determining any additional issues or matters required to be addressed by the Private Letter Ruling. CCE shall be responsible in the first instance for the preparation and filing of the Ruling Request and all related correspondence, provided, however, that no submissions shall be submitted without TCCC’s approval, such approval not to be unreasonably withheld, conditioned or delayed. CCE and TCCC shall use their reasonable best efforts to assure that the Ruling Request is filed with the Internal Revenue Service not later than 30 days after public announcement of the proposed transaction. TCCC shall be provided drafts of all submissions a reasonable period in advance of submission, to review, comment upon and approve, materials prepared by CCE. The filing Party shall provide the other Party copies of the Ruling Request and all other memoranda, correspondence or other submissions as filed with the Internal Revenue Service promptly following the filing thereof. Each of CCE and TCCC shall have the right to participate fully in the process of obtaining the Private Letter Ruling, including attending meetings and participating in conference calls with the Internal Revenue Service. Each of CCE and TCCC shall use its reasonable best efforts to cause its respective Affiliates, employees, accountants, counsel and other representatives to cooperate with the other Party and its representatives in obtaining the Private Letter Ruling, including by (i) participating in meetings and conference calls with the Internal Revenue Service, (ii) assisting in the preparation of all memoranda, ruling requests, correspondence and other submissions that are deemed reasonably necessary or desirable by either Party in connection with obtaining the Private Letter Ruling, (iii) executing and delivering customary documents and instruments (such as penalties of perjury statements) that are deemed reasonably necessary by either Party in connection with obtaining the Private Letter Ruling, and (iv) taking other actions reasonably necessary in connection with obtaining the Private Letter Ruling.

(b) Each of the Parties shall use its reasonable best efforts to obtain the Tax Opinions. In connection with the foregoing, each of the Parties shall (i) furnish its respective Tax Certificate (or Tax Certificates) to Skadden, Arps, Slate, Meagher & Flom LLP and Cahill Gordon & Reindel LLP on a timely basis, executed by an authorized officer of such Party, in form and substance reasonably satisfactory to Skadden, Arps, Slate, Meagher & Flom LLP and Cahill Gordon & Reindel LLP and (ii) otherwise cooperate in connection with obtaining the Tax Opinions.

(c) From and after the date of this Agreement, each of the Parties agrees that it shall (i) effect the Separation Transactions (including the Merger), or any transaction incidental thereto entered into for the purpose of effecting the Separation Transactions, as mutually agreed by the Parties, in a manner that is consistent with the Tax Materials, (ii) comply with, and shall cause its Subsidiaries to comply with, the representations made in connection with the Private Letter Ruling, the Tax Opinions, and the Tax Certificates, and not take, or fail to take, and prevent any of its Subsidiaries from taking, or failing to take, any action, which action or failure to act would be likely to, or does invalidate, directly or indirectly, any of the conclusions contained in the Private Letter Ruling or the Tax Opinions whether or not such action or failure to act is otherwise permitted pursuant to this Agreement and (iii) not take or fail to take, and prevent any of its Subsidiaries from taking, or failing to take, any action, which action or failure to act is inconsistent with any representation, statement or covenant made in the Private Letter Ruling, its respective Tax Certificate, or in connection with the Private Letter Ruling or the Tax Opinions.

3.02 OPINION OR PRIVATE LETTER RULING REQUIREMENT FOR MAJOR TRANSACTIONS. TCCC (on behalf of itself and all members of the CCE Group) and Splitco (on behalf of itself and all members of the Splitco Group) hereby covenant and agree that no member of the CCE Group or the Splitco Group, respectively, will take or permit to be taken within two (2) years of the Effective Time the following actions: (i) any Proposed Acquisition Transaction or approval of any Proposed Acquisition Transaction for any purpose; (ii) the issuance of any CCE equity or Splitco equity, respectively, or rights to acquire any CCE or Splitco equity (other than (A) any such issuance qualifying under Treasury Regulations Section 1.355-7(d)(8) in connection with the performance of services, or (B) any issuances which, in the aggregate, would not result in a Proposed Acquisition Transaction); (iii) redemptions or repurchases of any CCE equity or Splitco equity, respectively (except to the extent consistent with the requirements of Rev. Proc. 96-30, 1996-1 C.B. 696, and statements made with respect thereto in the Ruling Request and the Private Letter Ruling); (iv) recapitalizations or other dispositions of, or modifications to the terms of, any CCE equity or Splitco equity, respectively; (v) any liquidation of CCE or Splitco, respectively (including any transaction treated as a liquidation of CCE or Splitco for federal income tax purposes); (vi) any sale of all or substantially all of CCE’s assets or Splitco’s assets, respectively, in a single transaction or series of related transactions; (vii) the disposition or discontinuance of the operation of any active trade or business assets except in the ordinary course of business; (viii) any conversion of CCE or Splitco, respectively, to a foreign corporation (including, for proposes of clarification, any formation of a foreign holding corporation); and (ix) any actions or positions inconsistent with any representation or covenant contained in Section 3.01 or Section 6.02 of this Agreement, and no member of the CCE Group or Splitco Group will take or permit to be taken any action at any time that could jeopardize, directly or indirectly, any of the conclusions contained in the Private Letter Ruling or the Tax Opinions (collectively, the “Prohibited Acts”). Notwithstanding the foregoing, CCE or Splitco or a member of the CCE Group or Splitco Group may take any of the Prohibited Acts if it obtains (1) the written consent of the other Parties, not to be unreasonably withheld, conditioned or delayed, or (2) (a) an unqualified opinion of a nationally recognized law firm, in form and substance reasonably satisfactory to the other Parties, that the taking of such action will not adversely affect, directly or indirectly, any of the conclusions contained in the Private Letter Ruling or the Tax Opinions, or (b) a supplemental ruling from the Internal Revenue Service that the taking of such action will not adversely affect, directly or indirectly, any of the conclusions contained in the Private Letter Ruling, provided, however, that no request for a supplemental ruling shall be made prior to obtaining the other Parties’ consent, not to be unreasonably withheld, conditioned or delayed, and that the other Parties shall have the right to participate in the preparation of all material correspondence, calls, meetings and similar events related to obtaining such supplemental ruling. Each requested Party shall provide a response to a request for consent under the provisions of this Section 3.02 within fifteen (15) Business Days following the receipt of such request. Receipt of consent under the provisions of this Section 3.02 shall not limit or modify the recipient’s continuing indemnification obligation under Section 4.01. Notwithstanding anything herein to the contrary, the provisions of this Section 3.02 shall not be interpreted in any way that will prevent or limit any issuance, disposition, redemption or other transaction with respect to TCCC stock.

3.03 CONDUCT OF BUSINESS.

(a) Splitco (on behalf of itself and all members of the Splitco Group and, with respect to periods on or prior to the Effective Time, all members of the CCE Group) covenants and agrees that subject to TCCC’s consent, not to be unreasonably withheld, conditioned or delayed, (i) except as expressly contemplated by the terms of this Agreement, the Merger Agreement or Schedule 3.03, neither Splitco nor any member of the Splitco Group nor, on or prior to the Effective Time, any member of the CCE group, will (A) make, change or rescind any material Tax election, or (B) make, change or rescind any material method of accounting, (ii) neither Splitco nor any member of the Splitco Group nor, on or prior to the Effective Time, any member of the CCE Group, will take any action (including making any Tax election) specifically listed on Schedule 3.03 as a prohibited action, and (iii) Splitco shall, or shall cause the members of the Splitco Group or, on or prior to the Effective Time, the members of the CCE Group to take the actions (including Tax elections) specifically listed on Schedule 3.03 as actions required to be taken by Splitco; provided, however, that TCCC shall consent to any action or failure to act that is inconsistent with clauses (i), (ii) and (iii) to the extent that (I) the benefit of such action or failure to act to Splitco and the members of the Splitco Group is greater than the detriment of such action or failure to act to TCCC and the CCE Group, and (II) Splitco agrees to indemnify TCCC for any such detriment. Nothing herein shall limit any action permitted under the Merger Agreement (except for actions specifically prohibited under this Section 3.03(a)), however, in the event that Splitco or any member of the Splitco Group or, on or prior to the Effective Time, any member of the CCE Group takes or fails to take any action, outside the ordinary course of business or otherwise inconsistent with past practice, that has the effect of increasing, reducing, accelerating or deferring income or deductions or other Tax attributes (a “Timing Tax Impact”), except as specifically listed on Schedule 3.03, Splitco agrees to indemnify TCCC for any net Tax detriment arising from such Timing Tax Impact.

(b) Notwithstanding anything herein to the contrary, Splitco shall be allowed to utilize any Tax attributes generated under state or Canadian Tax Law in order to minimize Splitco Taxes imposed as a result of the Separation Transactions or of any transaction incidental thereto entered into for the purpose of effecting the Separation Transactions, as mutually agreed by the Parties.

(c) Except as expressly contemplated by the terms of this Agreement, the Merger Agreement or Schedule 3.03, or with the consent of Splitco, not to be unreasonably withheld, conditioned or delayed, TCCC will not cause or permit CCE or any member of the CCE Group to take (or fail to take) any action on the Closing Date after the Effective Time which action (or failure) is not in the ordinary course of business.

ARTICLE IV. INDEMNITY OBLIGATIONS AND PAYMENTS

4.01 INDEMNITY OBLIGATIONS.

(a) Notwithstanding whether any action is permitted or consented to hereunder, TCCC shall indemnify and hold harmless Splitco and its Affiliates (including any member of the Splitco Group) from and against, and will reimburse Splitco for (without duplication) (i) all TCCC Taxes, and (ii) all Taxes and Losses by reason of or arising from any breach by TCCC or (after the Effective Time) any member of the CCE Group of any representation, covenant or obligation under this Agreement or Section 5.10 of the Merger Agreement.

(b) Notwithstanding whether any action is permitted or consented to hereunder, Splitco shall indemnify and hold harmless TCCC and its Affiliates (including any member of the CCE Group) from and against, and will reimburse TCCC for (without duplication) (i) all Splitco Taxes, (ii) all Taxes and Losses by reason of or arising from any breach by any member of the CCE Group (on or prior to the Effective Time) or the Splitco Group of any representation, covenant or obligation under this Agreement, or Sections 4.15 and 6.1(o) of the Merger Agreement (including any reduction in any item of CCE Tax Benefits by reason of or arising from any breach of any covenant or obligation of CCE or Splitco under Section 3.03), and (iii) the excess of $292,000,000 over the CCE Tax Benefits actually available to the CCE Group immediately following the Closing Date, as ultimately determined for U.S. federal income Tax purposes, taking into account any increase or decrease in the amount of such CCE Tax Benefits after the Closing Date.

(c) Notwithstanding any other provision of this Agreement or the Merger Agreement to the contrary, any indemnification under this Agreement shall not be subject to any (i) limitation under the Merger Agreement or any other agreement, including any Basket or Cap, (ii) offset or reduction for any CCE Tax Benefits in excess of $292,000,000 (except as provided in Section 4.05), (iii) offset or reduction for any Tax items reflected on the Closing Balance Sheet or any other balance sheet of CCE or any member of the CCE Group, except for any accrued Taxes that are reflected as a liability on the Closing Balance Sheet to the extent such Taxes reduce the Closing Adjusted Net Working Capital.

4.02 NOTICE. A Party making a claim for indemnification under this Agreement (the “Indemnified Party”) shall provide the Party from whom such indemnification is sought (the “Indemnifying Party”) with written notice of such claim describing such claim in reasonable detail and accompanied by reasonable documentation supporting such claim (the “Claim”) no later than twenty (20) Business Days after the Indemnified Party (i) files a Tax Return reporting Taxes due or other items which are subject to indemnification or (ii) receives written notice with respect to Taxes or other items that may be subject to indemnification under this Agreement, provided, however, that in the event that timely notice is not provided, the Indemnifying Party shall be relieved of its obligation to indemnify the Indemnified Party only to the extent that such delay results in actual increased costs or actual prejudice.

4.03 TIMING OF PAYMENTS. The Indemnifying Party shall pay the amount of any Claim to the Indemnified Party within fifteen (15) Business Days of receipt of the Claim, provided that, if such Claim is still subject to the outcome of any Tax Contest, then payment shall not be due until fifteen (15) Business Days after such Claim either is resolved through a Final Determination, or prior to a Final Determination, if the Indemnified Party and the Indemnifying Party agree on the indemnification obligation under this Agreement with respect to such Claim. All indemnification payments due under this Agreement shall be made by wire transfer of immediately available funds to a bank account of the Indemnified Party. Any payment required to be paid pursuant to this Agreement that is not paid by the 30th day after such payment is due shall accrue interest from and including such 30th day after the due date to and including the date of payment at the rate of one month LIBOR plus 25 basis points per annum simple interest.

4.04 CCE TAX BENEFITS. At least three (3) Business Days prior to the Closing Date (but not more than five (5) Business Days prior to the Closing Date), CCE shall deliver to TCCC a certificate of CCE’s Tax Director

(the “CCE Tax Benefits Certificate”) setting forth CCE’s good faith estimate, calculating in reasonable detail the aggregate CCE Tax Benefits actually available to the CCE Group immediately following the Closing Date, as determined for U.S. federal income Tax purposes (the “Certified CCE Tax Benefits”). If the Certified CCE Tax Benefits are less than $292,000,000, then Splitco shall pay or cause to be paid to CCE at the Closing an amount equal to such difference, which shall not be taken into account in the determination of the Certified Closing Adjusted Net Working Capital, the Closing Adjusted Net Working Capital, or any other purchase price adjustments under the Merger Agreement. Such payment shall be made or taken into account in the manner set forth in Paragraph 7 of Schedule A of the Merger Agreement. Within 120 days following the Closing Date, TCCC shall provide Splitco a revised CCE Tax Benefits Certificate (the “Revised CCE Tax Benefits Certificate”) for review, and shall incorporate Splitco’s reasonable comments on such Revised CCE Tax Benefits Certificate. To the extent the parties agree on the Revised CCE Tax Benefits Certificate and the revised Certified CCE Tax Benefits (“Revised Certified CCE Tax Benefits”), or upon resolution of any disagreement with respect to such revised certificate in accordance with the provisions of ARTICLE VIII, CCE shall pay Splitco the excess (if any) of the lower of $292,000,000 or the Revised Certified CCE Tax Benefits over the Certified CCE Tax Benefits or Splitco shall pay CCE the excess (if any) of the lower of $292,000,000 or the Certified CCE Tax Benefits over the Revised Certified CCE Tax Benefits. The Revised CCE Tax Benefits Certificate shall be amended as required to reflect any adjustments in any item of CCE Tax Benefits pursuant to a Final Determination and the amount of any resulting adjustment in the Revised Certified CCE Tax Benefits shall be paid by Splitco to CCE or returned by CCE to Splitco (but not in excess of such amounts previously received by CCE and not returned to Splitco under this Section 4.04), as appropriate in accordance with the provisions of the immediately preceding sentence. Any dispute or disagreement between the Parties under this Section 4.04 shall be resolved in accordance with the provisions of ARTICLE VIII.

4.05 PENSION CONTRIBUTION.

(a) The payment by TCCC to CCE upon Closing pursuant to Section 3.14(b) of the Employee Matters Agreement (without taking into account a reduction in such amount pursuant to Section 3.14(b)(ii)) shall be equal to the lesser of (i) the Pre-Tax Contribution Amount and (ii) the sum of (A) 63% of the Pre-Tax Contribution Amount and (B) the excess of (x) the Certified CCE Tax Benefits above $292,000,000, over (y) the amount described in clause (x) calculated as if the Pre-Tax Contribution Amount had not been contributed to the Section 3.14 Pension Plans (as such term is defined in the Employee Matters Agreement). Such payment shall be made or taken into account in the manner set forth in Paragraph 7 of Schedule A of the Merger Agreement. Upon the determination of the Revised Certified CCE Tax Benefits and any subsequent adjustment thereto pursuant to Section 4.04, the amount payable pursuant to Section 3.14(b) of the Employee Matters Agreement (as calculated under this Section 4.05(a)) shall be redetermined, and the difference between such previously determined amount and the redetermined amount shall be paid by TCCC to Splitco (in the case of an increase in such amount) or by Splitco to TCCC (in the case of a decrease in such amount).

(b) “Pre-Tax Contribution Amount” shall mean the sum of (i) $145,000,000 (which represents the amount of all contributions to the Section 3.14 Pension Plans (as such term is defined in the Employee Matters Agreement) in 2009) and (ii) the amount (if any) of all contributions to the Section 3.14 Pension Plans (as such term is defined in the Employee Matters Agreement) made in accordance with the provisions of Section 3.14(b) of the Employee Matters Agreement after December 31, 2009 and on or before the Effective Time.

4.06 TREATMENT OF PAYMENTS. The Parties agree that any payment, adjustment, reimbursement, or amount made or taken into account (collectively, payments) among the Parties pursuant to (i) this Agreement, (ii) Section 6.23 (Adjusted Net Working Capital) and ARTICLE IX (indemnification) of the Merger Agreement and any other purchase price adjustments under the Merger Agreement, (iii) Schedule A to the Merger Agreement, and (iv) Section 3.14(b) of the Employee Matters Agreement shall be treated, to the extent permitted by Law, for all Tax purposes as a non-taxable payment made immediately prior to the Merger; provided, however, that to the extent the Parties are required by applicable Law to treat any post-Closing payment made pursuant to this Agreement as a taxable payment, the Tax imposed on such payment (including as a direct or indirect consequence of such payment) shall not be subject to indemnification under this Agreement or the Merger Agreement. To the extent practicable, any such payments to CCE or any Affiliate of CCE by Splitco or any member of the Splitco Group following the Closing will be segregated by CCE and transferred as promptly as practicable to creditors of CCE in payment of debt outstanding on the date hereof or incurred subsequent to the date hereof in the ordinary course of business, or to shareholders of CCE in respect of their CCE shares.

ARTICLE V. TAX CONTESTS

5.01 NOTICE. The Indemnified Party shall promptly notify the Indemnifying Party in writing upon receipt by the Indemnified Party or any member of its group of a written communication from any Governmental Entity with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the Indemnifying Party may be liable under this Agreement.

5.02 CONTROL OF CONTESTS BY TCCC. TCCC shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any TCCC Filed Tax Return, but excluding any such Tax Contest to the extent Splitco bears any material Tax liability that may result from or is attributable to such Tax Contest; provided, however, that TCCC shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of Splitco or a member of the Splitco Group under this Agreement without the consent of Splitco, not to be unreasonably withheld, conditioned or delayed. Splitco shall provide a response to a request for such consent from TCCC within fifteen (15) Business Days following the receipt of such request. Subject to TCCC’s rights under this Section 5.02, Splitco shall, upon request and at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Splitco or any member of the Splitco Group under this Agreement.

5.03 CONTROL OF CONTESTS BY SPLITCO. Subject to Section 5.02, Splitco shall have the sole responsibility and control over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Governmental Entity and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, involving any Splitco Filed Tax Return, but excluding any such Tax Contest to the extent TCCC bears any material Tax liability that may result from or is attributable to such Tax Contest; provided, however, that Splitco shall not resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest that affects the liability of TCCC or a member of the CCE Group under this Agreement, or that relates to any TCCC Filed Tax Return, without the consent of TCCC, not to be unreasonably withheld, conditioned or delayed. TCCC shall provide a response to a request for such consent from Splitco within fifteen (15) Business Days following the receipt of such request. Subject to Splitco’s rights under this Section 5.03, TCCC shall, upon request and at its own expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of CCE or any member of the CCE Group under this Agreement.

5.04 JOINT CONTROL OF CONTESTS. The parties shall jointly control the handling of any Tax Contest, including any communication with agents of any Governmental Entity and the resolution, settlement or agreement to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, to the extent such Tax Contest is not exclusively controlled by TCCC under Section 5.02 or by Splitco under Section 5.03.

ARTICLE VI. COOPERATION

6.01 GENERAL. Each Party shall fully cooperate, and shall cause all members of such Party’s group (the CCE Group and the Splitco Group) to fully cooperate, with the other Parties in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement (including the joint determination of the Tax items related or attributable to, or resulting from, the Separation Transactions (including the Merger), or any transaction incidental thereto entered into for the purpose of effecting the Separation Transactions, as mutually agreed by the Parties, including the items listed on Schedule 6.01). Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

6.02 CONSISTENT TREATMENT. Unless and except to the extent that there has been a Final Determination to the contrary or a change in Law that results in there not being substantial authority in support of (a) the allocation of Taxes and Employee Benefit Tax Items between the CCE Group and the Splitco Group as set forth in this Agreement, (b) any conclusion or representation in the Tax Materials, (c) any position required to be taken under Section 3.03, or (d) the Tax treatment of any transaction included in the Separation Transactions agreed upon by the parties, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with clauses (a) through (d) of this Section 6.02.

ARTICLE VII. RETENTION OF RECORDS; ACCESS

7.01 For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation and (ii) seven years after the Closing Date, the Parties shall (a) retain records, documents, accounting data and other information (including computer data and the systems necessary to access such data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of the CCE Group or the Splitco Group or for any Tax Contests relating to such Tax Returns, and (b) give to the other Parties reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation), systems and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. At any time after the Closing Date that TCCC or Splitco proposes to destroy such material or information, it shall first notify the other Party in writing and such other Party shall be entitled to receive such materials or information proposed to be destroyed.

ARTICLE VIII. DISPUTE RESOLUTION

8.01 In the event of any disagreement arising under this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”), the Parties shall promptly notify the tax director of each of TCCC and Splitco (each, a “Tax Director” and, together, the “Tax Directors”) of such Dispute, who together shall attempt in good faith to resolve such Dispute. If such Dispute is not resolved within twenty (20) Business Days following the date on which the Tax Directors receive notification, the Parties to such Dispute shall jointly retain an independent, nationally recognized law or accounting firm (the “Tax Arbitrator”) to act as an arbitrator in order to resolve the Dispute. The Tax Arbitrator’s determination as to any Dispute shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). All fees and expenses of the Tax Arbitrator shall be shared equally by each of the Parties to the Dispute.

ARTICLE IX. MISCELLANEOUS PROVISIONS

9.01 INCORPORATED MERGER AGREEMENT PROVISIONS. Subsections (b), (e) and (f) of Section 9.8, Sections 10.4 through 10.10, Section 10.12 and Section 10.13 of the Merger Agreement are hereby incorporated by reference.

9.02 EXPENSES. Except as otherwise provided in this Agreement or the Merger Agreement, TCCC shall pay (or cause to be paid) all fees and expenses incurred by it or on its behalf or by or on behalf of any of its Subsidiaries with respect to the matters addressed herein, and CCE (prior to the Effective Time) and Splitco (from and after the Effective Time) shall pay (or cause to be paid) all fees and expenses incurred by it or on its behalf or by or on behalf of any of its Subsidiaries with respect to the matters addressed herein.

9.04 NOTICES. All notices, requests, claims, demands and other communications hereunder required to be delivered in writing shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Splitco, to:

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Fax: (770) 989-3073

Attention: H. Lynn Oliver, Vice President, Tax

with a copy, which shall not constitute notice to Splitco, to:

2500 Windy Ridge Parkway

Atlanta, Georgia 30339

Fax: (770) 989-3784

Attention: John Parker, Senior Vice President, General Counsel

If to TCCC, to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, GA 30313

Fax: (404) 598-7196

Attention: Vice President and General Tax Counsel

with a copy, which shall not constitute notice to TCCC, to:

The Coca-Cola Company

One Coca-Cola Plaza

Atlanta, GA 30313

Fax: (404) 515-2546

Attention: Senior Vice President and General Counsel

9.05 APPLICATION TO PRESENT AND FUTURE SUBSIDIARIES. This Agreement is being entered into by TCCC, CCE and Splitco on behalf of themselves and the members of their respective groups (the CCE Group and the Splitco Group). This Agreement shall constitute a direct obligation of each such entity and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of CCE or Splitco in the future.

9.06 FURTHER ASSURANCES. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

9.07 SURVIVAL. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive for a period of ninety (90) days following the expiration of the applicable statute of limitations (including extensions thereof) with respect to any such matter.

*        *        *

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

COCA-COLA ENTERPRISES, INC.

By:	/S/ JOHN F. BROCK
Name:	John F. Brock
Title:	Chairman and Chief Executive Officer

INTERNATIONAL CCE, INC.

By:	/S/ JOHN F. BROCK
Name:	John F. Brock
Title:	Chief Executive Officer

THE COCA-COLA COMPANY

By:	/S/ GARY P. FAYARD
Name:	Gary P. Fayard
Title:	Chief Financial Officer and Executive Vice President

16